Exhibit 99.2

TLGY ACQUISITION CORPORATION

BALANCE SHEET

	Actual as of December 3, 2021	Pro Forma Adjustments	As Adjusted
		(Unaudited)	(Unaudited)
ASSETS
Current Assets
Cash	$2,384,737		$2,384,737
Other current assets	334,925	—	334,925

Total Current Assets	2,719,662	—	2,719,662
Cash Held in Trust	204,600,111	30,000,000	234,600,111
Other assets	304,748	—	304,748

Total Assets	$207,624,521	$30,000,000	$237,624,521

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$673,050	$—	$673,050
Accrued offering costs	293,468	—	293,468

Total Current Liabilities	966,518	—	966,518
Derivative warrant liabilities	12,734,826	—	12,734,826
Deferred underwriting commission	7,000,000	1,650,000	8,650,000

Total Liabilities	20,701,344	1,650,000	22,351,344

Commitments and contingencies
Class A ordinary shares subject to possible redemption; 20,000,000 shares and 23,000,000 share (at $10.20 per share)	204,000,000	30,600,000	234,600,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; non issued and outstanding	—	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 0 shares issued and outstanding (excludes 20,000,000 shares subject to possible redemption)	—	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized, 5,750,000 shares issued and outstanding	575	—	575
Additional paid-in capital	—	—	—
Accumulated deficit	(17,077,398)	(2,250,000)	(19,327,398)

Total Shareholders’ Deficit	(17,076,823)	(2,250,000)	(19,326,823)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$207,624,521	$30,000,000	$237,624,521

TLGY Acquisition Corporation

Note to Pro Forma Financial Statement

(unaudited)

NOTE 1 – CLOSING OF OVERALLOTMENT OPTION

The accompanying unaudited Pro Forma Financial Statement presents the Balance Sheet of TLGY Acquisition Corporation (the “Company”) as of December 3, 2021, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on December 8, 2021 as described below.

On December 8, 2021, the Company consummated the closing of the sale of an additional 3,000,000 Units (the “Option Units”) at $10.00 per Option Unit, pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $30,000,000. The Company also consummated the closing of the sale of an additional 600,000 Private Placement Warrants at $1.00 per Private Placement Warrant, generating gross proceeds of $600,000, to TLGY Sponsors LLC (the “Sponsor”) in respect of its obligation to purchase such additional Private Placement Warrants upon the exercise of the underwriters’ over-allotment option. The $600,000 was previously funded by the Sponsor on December 3, 2021.

Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

Proforma adjustments
Cash held in Trust	30,000,000
Class A ordinary shares subject to possible redemption		30,000,000
To record sale of 3,000,000 overallotment Units at $10.00 per Unit.
Additional Paid in Capital	600,000
Class A ordinary shares subject to possible redemption		600,000
To record Class A ordinary shares subject to possible redemption so that the initial redemption value of the 3,000,000 overallotment Units equals $10.20 per Unit.
Additional Paid in Capital	1,650,000
Deferred underwriting commission		1,650,000
To record deferred underwriting fee on overallotment option.
Accumulated deficit	2,250,000
Additional Paid in Capital		2,250,000
To reclassify negative balance in Additional paid in capital to Accumulated deficit as Additional paid in capital cannot be less than zero.